Exhibit 10.15

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement (“Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (“the Release”), are made by and between Donald J. Hinson (“Employee”) and Marten Transport Ltd. and any related corporations, subsidiaries, affiliates, successors, predecessors, assigns, and present or former shareholders, officers, directors, agents, employees, or attorneys, whether in their individual or official capacities (collectively  “Employer”).

Employer and Employee (collectively “Parties”) wish to end their employment relationship in an honorable, dignified, and orderly fashion. Recognizing that termination of employment generally implicates potential personal transition and legal issues, Employer is willing to provide Employee with additional benefits to ease his transition in exchange for a full and final release of claims.  Toward that end, the Parties have agreed to separate according to the terms set forth in this Agreement and Release.

The Employer does not believe that it has any claims against the Employee, nor do the parties believe that the Employee has any claims against the Employer.  Nevertheless, the parties have agreed upon the following separation terms, in full resolution of any actual or potential claims arising out of the Employee’s employment with and separation from Employer.

IN CONSIDERATION OF THIS ENTIRE SEPARATION AGREEMENT AND RELEASE, THE PARTIES AGREE AS FOLLOWS:

                1.             Termination.  Employee’s employment with Employer is terminated effective December 11, 2007 (“Termination Date”).

                2.             Consideration.  Employer shall, after receipt of this fully executed Separation Agreement and Release, and after expiration of the applicable revocation period, pay the Employee a lump sum payment of $72,692.31, representing 20 weeks’ severance pay at his current salary. The parties agree that the above consideration is not owed to Employee by law, contract or under the policies of Employer, and it is provided to him in exchange for him entering into this Agreement.

                The foregoing payment shall be subject to appropriate taxes and withholding as reasonably determined by the employer, as consideration for Employee’s release of any and all alleged claims which may have arisen at any time during his employment with, or in the course of his separation from employment with Employer. Except as otherwise specifically provided in this Agreement, Employer owes Employee nothing more, and will make no further payments for wages and benefits. The parties agree that the sum to be paid by Employer to Employee in consideration of Employee’s release of actual and potential charges, claims and causes of action against Employer which arose or could have arisen at any time prior to her execution of this Agreement, and Release including but not limited to those arising from or in any way related to her employment with or separation from Employer.

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EMPLOYEE INITIALS

                3.             Confidentiality.  Employee warrants that he has not and agrees that he will not in the future disclose the terms of this Agreement, or the terms of compensation to be paid by Employer to Employee as part of this Agreement, to any person other than his attorney, spouse, tax advisor, or representatives of the E.E.O.C., the Wisconsin Equal Rights Division, or other fair employment practices agency, who shall be bound by the same prohibitions against disclosure as bind Employee, and Employee shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality.  Employee shall not provide or allow to be provided to any person this Agreement, or any copies thereof nor shall he now or in the future disclose in any way any information concerning any purported claims, charges and causes of action or this settlement to any person, with the sole exception of communications with Employee’s spouse, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

                4.             Confidential Information.  Employee agrees not to divulge or use any trade secrets, confidential information, or other proprietary information of the Employer which he obtained, or to which he had access during his employment with the Employer.

                5.             Release.  In exchange for the severance payments paid by and other undertakings of Employer stated in this Agreement, Employee will sign the Release attached to this Agreement as Exhibit A. The Employee understands that he is not entitled to the Severance Pay described in Section 2 of this Agreement, unless he signs, and does not revoke, the attached Release.  The Release is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, unless the waiver is knowing and voluntary. Employee and acknowledges and agrees that the attached Release has been signed voluntarily and with full knowledge of its consequences.

                6.             Waiver of Right to Recovery.  Employee waives any right he may have to any form of recovery or compensation from any legal, administrative or other charge, claim, complaint, or action which has been, is or may be filed by him or on his behalf based on his employment with, or separation of employment from, Employer. Employee states and warrants that, except as provided below, he has neither filed or otherwise commenced nor caused to be filed or otherwise commenced any charges, claims, complaints, or actions against Employer before any federal, state, or local administrative agency, court, or other forum.

                Exceptions.  Employee understands that this Agreement and Release permits but does not require him to voluntarily refrain from filing, to request dismissal or to request withdrawal of any charges, grievances, petitions, or complaints that he may have against Employer before the EEOC or other civil rights enforcement agency.

                7.             Stock Options and Other Benefits.  Only those stock option shares vested as of the Termination Date, shall be vested, and all unvested shares are hereby forfeited.  Employee shall not be eligible for future stock option grants after the Termination Date.  Employee must exercise the option on vested shares within 90 days of the Termination Date or the option will terminate.  The termination of Employee’s employment shall not in any way modify or otherwise

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affect Employee’s rights or vested benefits under other Employer benefit plans and Employee will be entitled to receive benefits from such plans in accordance with the terms of the plans and applicable law.

                8.             Beneficiaries, Successors and Assigns.  The parties agree that any Employer successor or assignee is a beneficiary of this Agreement and may rely on and enforce this Agreement to secure or defend its rights hereunder. Employer agrees that its promises in this Agreement shall be binding on any successor or assignee of Employer’s business or operations.

                9.             Non-Disparagement.  Employee agrees that, other than in the context of an EEOC or other civil rights enforcement agency investigation or proceeding, he will make no critical, derogatory, disparaging or defamatory comments or remarks, whether oral or in written, regarding Employer in any respect or make any comments concerning any aspect of his relationship with Employer or the conduct or events which precipitated the Employee’s termination.  This provision does not prohibit the Employee from participating in an EEOC or other civil rights enforcement agency charge, investigation or proceeding.

                10.          Non-Admissions.  The parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

                11.          Return of Property and Commitment to Cooperate in Transition.  Employee shall return and not retain in any form or format, all Employer documents, data, and other property in Employee’s possession or control. Employee shall permanently delete from any electronic media in Employee’s possession, custody, or control or to which employee has access, all documents or electronically stored images of Employer. Employee also agrees that he will, prior to the Termination Date, provide Employer with a list of any documents that Employee created or is otherwise aware that are password-protected and the password(s) necessary to access such documents.  Employee shall cooperate with Employer and shall use Employee’s best efforts to ensure that both Employer’s interests and those of Employee are mutually protected, and to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition. Employer’s obligations under this Agreement are contingent upon Employee returning all Employer documents, data, and other property and cooperating with the Employer as set forth above.

                12.          Agreement Not to Seek Reemployment.  Employee understands and agrees that his employment with Employer is terminated effective on the Termination Date and that he is not entitled to any reinstatement or reemployment with Employer following the Termination Date.  Employee agrees that he will not in the future seek any employment with Employer, whether as an employee, temporary employee, contractor or consultant, nor accept any such offer of employment  from Employer.  Employer may use this agreement as the sole reason to reject any inquiry or application for employment Employee may make.

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EMPLOYEE INITIALS

                13.          Time to Consider Offer.  Employee has been given a period of twenty-one (21) calendar days following his receipt of this Agreement and the Release to consider the terms of this Agreement and the Release.

                14.          Invalidity and Severability.  In case any one or more of the provisions of this Agreement or Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.

                15.          Governing Law.  This Agreement will be construed and interpreted in accordance with applicable federal laws and the laws of the State of Wisconsin.

                16.          Arbitration.  In the event that any dispute related to this Agreement arises between the Parties, the Parties agree to confer and attempt to resolve such disputes for a period of thirty days before seeking any further relief.  In the event that a dispute is not resolved through such negotiations, any action bought by either Party to enforce this Agreement shall be subject to binding arbitration in Wisconsin before the American Arbitration Association under its rules.  The Parties agree that the arbitration award is fully enforceable.

                17.          Employee Acknowledgments.  Employee states that he has read this entire Agreement and understands all of its terms, that he has been advised to consult with an attorney, that he has had a sufficient opportunity to review this Agreement and the Release with his attorney, and that he is voluntarily and knowingly entering into this Agreement and the Release with full knowledge and understanding of his legal rights and obligations.  Employee further agrees that no promise or inducement has been offered except as set forth in this Agreement and Release, and that Employee is signing this Agreement without reliance upon any statement or representation by Employer or any representative or agent of Employer. Employee understands that this Agreement and the attached Release will have a final and binding effect and that by executing this Agreement, he may be giving up legal rights.

Donald J. Hinson

Dated:		, 2007		/s/ Donald J. Hinson

MARTEN TRANSPORT LTD.:

Dated:	December 28	, 2007	By:	/s/ Robert G. Smith

			Its:	Chief Operating Officer

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EMPLOYEE INITIALS

EXHIBIT A

RELEASE

I.                                         Definitions.  I intend all words used in this Release to have their plain meanings in ordinary English.  Technical legal words are not needed to describe what I mean.  Specific terms I use in this Release have the following meanings:

A.                                   “I,” “me,” “my” and “Employee” include both me, Donald J. Hinson, and anyone who has or obtains any legal rights or claims through me.

B.                                     “Employer,” as used in this Release, shall at all times mean Marten Transport Ltd. and its parent and any related corporations, subsidiaries, affiliates, successors, predecessors, assigns, and present or former shareholders, officers, directors, agents, employees, or attorneys, whether in their individual or official capacities (collectively  “Employer”).

C.                                     “Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have against Employer, regardless of whether I now know about those claims, that are in any way related to my employment with Employer or the termination of that employment. Such claims include, but are not limited to any claims for: invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; violation of the federal Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 203(s), the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601 et seq., the Employee Retirement Income Security Act of 1978 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq.,  the Wisconsin Fair Employment Law, Wis. Stat. § 111.31, et seq., or any other state human rights or fair employment practices act, and any other federal, state, local or foreign statute, law, rule, regulation, ordinance or order.  Such claims also include, but are not limited to: claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.

II.                                     Agreement to Release My Claims.  Except as stated in Section IV of this Release, I agree to release all my Claims.  I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against the Employer with the EEOC or other civil rights enforcement agency. In exchange for my agreement to release my Claims, I am receiving satisfactory Consideration (Severance) from Employer to which I am not otherwise entitled by law or contract.  The Consideration I am receiving is a full and fair payment for the release of all my Claims.  Employer does not owe me anything in addition to what I will be receiving.

III.                                 Older Workers Benefit Protection Act.  I understand and have been advised that the above release of My Claims is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary.  I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Employer is giving me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it.  I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release.  If I sign this Release before the end of the twenty-one (21) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to this Separation Agreement or Release will not restart the running of this consideration period.

IV.                                 Exclusions from Release.

A.                                   The term “Claims” does not include my rights, if any, to claim the following:  unemployment insurance benefits; workers compensation benefits; claims for my vested post-termination benefits under any 401(k) or similar retirement benefit plan; my rights to group medical or group dental insurance coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release becomes effective.

B.                                     Nothing in this Release interferes with my right to file or maintain a charge with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participate in any manner in an EEOC or other such agency investigation or proceeding.  I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me, or any other party, arising from my voluntary resignation.

C.                                     Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

D.                                    I agree that the Employer reserves any and all defenses, which it has or might have against any claims brought by me.  This includes, but is not limited to, the Employer’s right to seek available costs and attorneys’ fees as allowed by law, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

V.                                     Right to Rescind and/or Revoke.  I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it.  I also have the right to revoke  this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release. Any such revocation must be in writing and delivered to Susan Deetz, Marten Transport Ltd., 129 Marten Street, Mondovi, WI 54755, facsimile (800) 461-0377, either by hand or by facsimile, within the seven-day rescission period.

I understand that the payment I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Release.  Accordingly, if I decide to rescind or revoke this Release, I understand that I am not entitled to the Consideration described in the Separation Agreement.  I further understand that if I attempt to rescind or revoke my release of any claim, I must immediately return to Employer any Consideration I have received under my Separation Agreement.

VI.                                 I Understand the Terms of this Release.  I have had the opportunity to read this Release carefully and understand all its terms.  I have had the opportunity to review this Release with my own attorney.  In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or their attorneys.  I understand and agree that this Release and the attached Separation Agreement contain all the agreements between Employer and me.  We have no other written or oral agreements.

Dated:	December 28, 2007	/s/ Donald J. Hinson
Signature

		Print Name:	Donald J. Hinson

Subscribed and sworn to before me

this              day of

Notary Public